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                                                                   EXHIBIT 99.6

                           SANTA FE ENERGY RESOURCES

                            SAVINGS INVESTMENT PLAN

                              (SEVENTH AMENDMENT)

              WHEREAS, there is reserved to the Employee Benefits Committee of the Company as the Plan Administrator of the Santa Fe Energy Resources Savings Investment Plan (the "Plan") in Section 11.1 of the Plan the right to amend the Plan, subject to certain restrictions set forth therein; and

              WHEREAS, the Employee Benefits Committee deems it advisable to amend the Plan in the manner hereafter set forth;

              NOW, THEREFORE, this Seventh Amendment to the Plan is hereby adopted effective as of January 1, 1992, except Item 2 below which shall be effective as of the 1990 Plan Year:

       1.     The first sentence of Section 4.1 is amended to read as follows:

                     "Each Employee who is eligible to participate in the Plan must, in order to participate, elect to have his Compensation reduced each payroll period by either a whole percentage (not to exceed 12%) or a dollar amount equal to the maximum dollar amount permitted by Section 402(g) of the Code for such Plan Year divided by the number of payroll periods in the Plan Year or, upon a Participant's initial participation following his date of hire or rehire, the number of payroll periods remaining in the Plan Year, and to have the amount by which his Compensation is reduced contributed to the Plan by his Employer on his behalf as before-tax Deferred Contributions."

       2. The sixth line of the first paragraph of Section 4.8 is amended by inserting "1/4 of" before "the dollar limitation" on said line.

       3.     The third paragraph of Section 4.8 is amended to read as follows:

                     "If, as a result of the allocation of forfeitures, a reasonable error in estimating a Participant's compensation, a reasonable error in determining the amount of 401(k) contributions that may be made by a Participant, or such other facts and circumstances as

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                     the Commissioner approves, the annual additions exceed the applicable limitations set forth above, the unmatched 401(k) contributions of the Participant shall first be returned to the extent necessary, then the Employer contributions for the Plan Year beginning first with matching contributions which cause the excess (and the income thereon) shall be placed in a suspense account and used to reduce Employer contributions for that Participant for the next Plan Year (and succeeding Plan Years, as necessary) if that Participant is covered by the Plan as of the end of the Plan Year. If the Participant is not covered by the Plan as of the end of the Plan Year, the amount in the suspense account shall be reallocated the next Plan Year to the remaining Participants as additional Employer contributions, subject to the limits of this Section."

       4. Subclauses (1) and (3) of the third paragraph of Section 7.2 are amended to read as follows:

                            "(1)   Expenses for medical care described in
                     Section 213(d) of the Code incurred by the Participant, the Participant's spouse, or any dependents of the Participant (as defined in Section 152 of the Code) or necessary for such persons to obtain such medical care;

                            . . . .

                            (3) Payment of tuition and related educational expenses for the next 12 months of post-secondary education for the Participant, his spouse, children, or dependents;"

      5. Subclause (3) of the fourth paragraph of Section 7.2 is amended to read as follows:

                            "(3)   If a withdrawal is to be made from the
                     Participant's Deferred Contributions Account, the Participant's contributions under the Plan and all other plans of the employers (other than welfare benefit plans) will be suspended for 12 months after receipt of the hardship withdrawal and the Participant may not elect Deferred Contributions for the Participant's taxable year immediately following the taxable year of the hardship withdrawal in excess of the applicable limit under Section 402(g) of the Code for such taxable year less the amount of such Participant's Deferred Contributions for the taxable year of the hardship withdrawal; and"

       6. The second sentence of the last paragraph of Section 7.2 is amended to read as follows:


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                     "The total amount to be so withdrawn shall be that
                     specified in such written notice (which, with respect to a hardship withdrawal, may include any amounts (other than from earnings) necessary to pay any taxes or penalties reasonably anticipated to result from the withdrawal) and such withdrawal shall be made pro rata from the respective investment Funds in which such Account is invested."

              All terms used herein that are defined in the Plan shall have the same meanings given to such terms in the Plan, except as otherwise expressly provided herein.

              Except as amended and modified hereby, the Plan shall continue in full force and effect and the Plan and this amendment shall be read, taken and construed as one and the same instrument.

              This amendment may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute but one and the same instrument.

              IN WITNESS WHEREOF, this Seventh Amendment has been executed on this November 10, 1994, effective for all purposes as provided above.

                                         PLAN ADMINISTRATOR,
                                         SANTA FE ENERGY RESOURCES
                                         SAVINGS INVESTMENT PLAN



                                         By: /s/
                                             ----------------------------------
                                              Chairman



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